Exhibit 99.1

Form of Letter dated August 25, 2020 to Limited Partners of CBL & Associates Limited Partnership

August 25, 2020

[OP Unit Holder]

Re:  Interest as a limited partner in CBL & Associates Limited Partnership (the “Partnership”)

Dear [OP Unit Holder],

This letter is to inform you, as a holder of a limited partner interest in the Partnership, of certain potential developments involving the Partnership, its assets and operations.

As you know, CBL & Associates Properties, Inc., a Delaware publicly traded real estate investment trust (NYSE: CBL, herein referred to as “CBL/REIT”), owns approximately 95% of the partnership interests of the Partnership through its two subsidiaries (CBL Holdings I, Inc., a Delaware corporation, sole general partner – approximately 1%; CBL Holdings II, Inc., a Delaware corporation, limited partner – approximately 94%).   The CBL/REIT and the Partnership are sometimes collectively referred to herein as the “Company”.  The financial statements of the CBL/REIT and the Partnership are consolidated and the annual audited financial statements and other information are included in an Annual Report on Form 10-K.  Other periodic reports are likewise filed with the SEC in the form of Quarterly Reports on Form 10-Q and other disclosures via Form 8-K and certain disclosures via press releases (all such disclosures including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, disclosures via Form 8-K and press releases are herein collectively referred to as the “Company’s Public Disclosures”).  The Company’s Public Disclosures have included the following excerpts from the Company’s Report on Form 8-K filed on August 18, 2020:

Restructuring Support Agreement

On August 18, 2020, CBL & Associates Properties, Inc. (the “REIT”), CBL & Associates Limited Partnership (the “Operating Partnership”) the majority owned subsidiary of the REIT (collectively, the Operating Partnership and the REIT are referred to as the “Company”) entered into a Restructuring Support Agreement (the “RSA”) with certain beneficial owners and/or investment advisors or managers of discretionary funds, accounts or other entities for the holders of beneficial owners of at least 54% of the aggregate principal amount of the Operating Partnership’s 5.25% senior unsecured notes due 2023 (the “2023 Notes”), Operating Partnership’s 4.60% notes due 2024 (the “2024 Notes”) and 5.95% senior unsecured notes due 2026 (the “2026 Notes,” together with the 2023 Notes and 2024 Notes, the “Notes”). …..

Economic Recovery

Pursuant to the RSA, including the Restructuring Term Sheet on the Plan Effective Date:

•

Each Consenting Holder of a Notes Claim shall receive its pro rata share of (i) $49.6 million of cash consideration (to be reduced by the amount of any interest payments made by the Company, if any, between the date the RSA becomes effective and its termination), (ii) $500 million of first-priority secured notes due June 2028 having, among other terms set forth in the Restructuring Term Sheet, (a) an interest rate of 10% per annum payable in cash, (b) liens on certain unencumbered properties, priority guarantees from certain entities and equity pledges of certain entities and (c) a full guarantee by the REIT and (iii) 90% of the common equity in the reorganized Company (the “New Equity Interests”), subject to dilution. (emphasis supplied)

While the Company cannot provide any assurances regarding the consummation of the transaction or transactions contemplated above or what final form these transactions may take, there are ramifications to the limited partners of the Partnership that could occur upon the surrender by the holders of the Notes of their Notes Claims referenced above in return for a pro rata share of the common equity as referenced above.  The transactions contemplated may result in a reorganization of the Company, which may trigger “cancellation of indebtedness income” (“CODI”) under Section 108 of the Internal Revenue Code.   CODI is generally treated as ordinary income (not capital gains).  As a limited partner of the Partnership, if the Company completes a transaction that triggers CODI, you may receive an allocation of a portion of the CODI and, as might be assumed by the excerpt above and as otherwise set out in the Company’s Public Disclosures, there may not be a cash distribution forthcoming from the Partnership to cover all or any portion of any income tax liability that limited partners may incur as the result of the CODI allocation.

In addition, the debt reduction in such a transaction will have an impact on the amount of debt allocations to the limited partners of the Partnership which, for some limited partners, may trigger taxable gain if the amount of debt allocated, if any, to such limited partners is less than their negative capital.

As a final matter and as stated in the Company’s Public Disclosures and as referenced above as to the CODI allocation, the Company has suspended dividend/distribution payments, including dividend payments on the common and preferred stock of the CBL/REIT, the basic distributions on certain limited partner interests of the Partnership (the K-SCUs, L-SCUs and S-SCUs) and distributions on limited partner interests of the Partnership represented by regular common units.

As a limited partner of the Partnership, you have certain rights to elect to convert your limited partner interest to cash or common stock of the CBL/REIT (cash or stock to be at the Company’s election and the cash price being keyed to the 5-day trailing average closing price of the CBL/REIT common stock from the election date).  Should you determine that it is in your best interests to exercise those rights, the forms for such an election are attached to the Partnership agreement and may also be obtained by contacting Jeff Curry, Chief Legal Officer of the CBL/REIT.  His contact information is set forth below.

The potential circumstances described above, among others, are important for you to consider as to your limited partner interest in the Partnership.  The Company can provide no assurances that it will complete the contemplated transaction or what the final ramifications of this or any future transactions would be for the limited partners.  THIS LETTER IS NOT TAX ADVICE AND SHOULD NOT BE CONSTRUED AS TAX ADVICE.   Whether or not you remain as a limited partner of the Partnership, you are encouraged to review these potential circumstances with your respective financial/tax advisors as well as the tax ramifications that may apply on any conversion election you may make.

Sincerely

CBL & Associates Limited Partnership

By:  CBL Holdings I, Inc., its sole general partner

By:_________________________

Name:_________________________

Title:_________________________

Contact Information:

Jeffery V. Curry, Chief Legal Officer

2030 Hamilton Place Blvd., Suite 500

Chattanooga, TN  37421

Office:  (423) 490-8642

Telefax:  (423) 893-4371

Email:  Jeff.Curry@cblproperties.com